Exhibit 10.10

AMENDMENT NUMBER ONE
TO THE
SUNTRUST BANKS, INC.
ERISA EXCESS RETIREMENT PLAN

The SunTrust Banks, Inc. ERISA Excess Retirement Plan, as amended and restated effective as of January 1, 2011, is amended as set forth below, effective as of January 1, 2012.

1.	Article 1 is amended to add two new paragraphs at the end to read as follows:

Effective January 1, 2012, this Plan is amended to cease the accrual of benefits for all Participants at the end of business on December 31, 2011. On and after the freeze of the Plan, no new Participants will be admitted to the Plan, and for existing Participants, no additional compensation or service will be considered to determine benefit amounts. Service on and after January 1, 2012 will continue to be considered for vesting purposes and for determining eligibility for early retirement benefits. Further, interest credits will continue to accrue on any portion of a Participant’s Excess Benefit attributable to his Excess Plan PPA Benefit.

Notwithstanding anything herein or in any individual agreement a Participant has to the contrary, if a Participant is subject to the terms of an individual agreement (including a change in control agreement) with the Corporation or an Affiliate that provide for the crediting of additional age and/or service under the Plan upon certain types of terminations of employment (an “Individual Agreement”), no such age or service crediting will occur after the end of business on December 31, 2011 for purposes of determining benefit amounts under the Plan. However, any such applicable age and/or service credits provided for in an Individual Agreement will continue to be considered for vesting purposes and for determining eligibility for early retirement benefits under the Plan.

2.	Section 2.14 is amended to add a new subsection (f) at the end to read as follows:

(f) Freeze of Excess Benefits. Notwithstanding anything herein to the contrary, the Excess Benefits of all Participants shall be frozen and cease to accrue at the end of business on December 31, 2011.

3.	Article 3 is amended to add a new Section 3.4 at the end to read as follows:

3.4    Freeze of Eligibility and Participation. Notwithstanding anything herein to the contrary, effective on and after January 1, 2012, no person shall be eligible to enter the Plan. Participants as of January 1, 2012 with an Excess Benefit will continue to be Participants, but shall not be eligible to accrue any additional benefits under the Plan after the end of business on December 31, 2011.

4.	Section 4.1 is amended to add a new sentence at the end to read as follows:

Notwithstanding anything herein to the contrary, the Excess Benefits of all Participants shall be frozen and cease to accrue at the end of business on December 31, 2011; provided however, a Participant’s service on and after January 1, 2012 will continue to be considered for vesting purposes and for determining eligibility for early commencement reduction factors used in the Retirement Plan pursuant to Section 4.2, and to the extent any portion of a Participant’s Excess Benefit is attributable to his Excess Plan PPA Benefit, interest credits shall continue to accrue in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until such amount is paid or commences under this Article 4.